Exhibit 99.2

LOCKHEED MARTIN CORPORATION

Notice to Trustee of Redemption

of

$1,000,000,000 Aggregate Original Principal Amount of

Floating Rate Convertible Senior Debentures due 2033

CUSIP Nos. 539 830 AN9 and 539 830 AP4

June 26, 2008

To: The Bank of New York

This Notice is delivered to The Bank of New York, as Trustee under the Indenture dated as of August 13, 2003, as amended by the First Supplemental Indenture dated as of December 6, 2004, by and between Lockheed Martin Corporation, a Maryland corporation (the “Company”) and The Bank of New York, a New York banking corporation (the “Trustee”) (as supplemented, the “Indenture”), pursuant to Section 10.01 of the Indenture. Capitalized terms used in this Notice and not defined herein, are used as defined in the Indenture.

You are hereby advised that the Company has elected to redeem all of the outstanding $1,000,000,000 in aggregate Original Principal Amount of its Floating Rate Convertible Senior Debentures due 2033 (the “Securities”) on August 15, 2008 (the “Redemption Date”), at a redemption price equal to $1,000 per Security, which represents 100% of the Accreted Principal Amount of each Security as of the Redemption Date (the “Redemption Price”). The Securities being redeemed constitute 100% of the outstanding Floating Rate Convertible Senior Debentures due 2033 of the Company. Since the Redemption Date is an Interest Payment Date in respect of the Securities, in accordance with Section 10.01 of the Indenture the accrued and unpaid interest (including Contingent Interest or Additional Interest, if any) shall be paid to the holders of record of the Securities as of the applicable Regular Record Date and will not be paid to holders presenting Securities for redemption.

The Securities originally were issued on August 13, 2003, in the aggregate Original Principal Amount of $1,000,000,000.

The Company hereby confirms its appointment of The Bank of New York as Paying Agent for the redemption of the Securities and as Conversion Agent for the conversion of any Securities that may be surrendered for conversion prior to the Redemption Date. It is the Company’s intention to deposit the total amount of the redemption payment with The Bank of New York by 10:00 a.m., New York City time, on the Redemption Date in accordance with Section 10.05 of the Indenture.

The Company also requests pursuant to Section 10.03(c) of the Indenture that The Bank of New York, in its capacity as Trustee, give notice of redemption, in the form attached hereto as Exhibit A, in the name and on behalf of the Company at the Company’s expense, to each holder of Securities as promptly as practicable, but in any event on or before July 25, 2008. As contemplated by the attached notice of redemption, the Company intends to satisfy its Conversion Obligation in respect of any Securities surrendered for conversion prior to the Redemption Date in cash up to the amount of the Accreted Principal Amount of the Securities with the balance of the Conversion Obligation being satisfied in shares of Common Stock of the Company.

The Bank of New York

June 26, 2008

LOCKHEED MARTIN CORPORATION

By	/s/ John C. McCarthy
John C. McCarthy
Vice President and Treasurer

EXHIBIT A

Please see Exhibit 99.3 to this report.